Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

McKESSON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations (1)	Rule 457(o)	$60,000,000 (2)	$110.20 per $1,000,000	$6,612
Other	Deferred Compensation Obligations (3)	Rule 457(o)	$30,000,000 (4)	$110.20 per $1,000,000	$3,306
Total Offering Amounts			$90,000,000	$110.20 per $1,000,000	$9,918
Total Fee Offsets					-
Net Fee Due					$9,918

(1) The Deferred Compensation Obligations are unsecured obligations of McKesson Corporation (the “Registrant”) to pay up to $60,000,000 of deferred compensation from time to time in the future, in accordance with the terms of the McKesson Corporation Deferred Compensation Administration Plan III, as amended and restated effective July 30, 2019 (the “DCAP III”).
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the DCAP III.
(3) The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay up to $30,000,000 of deferred compensation from time to time in the future, in accordance with the terms of the McKesson Corporation Supplemental Retirement Savings Plan, as amended and restated effective July 30, 2019 (the “SRSP”).
(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the SRSP.